Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release January 27, 2022

Loan Originations Highlight TFS Financial Corporation First Quarter Results

(Cleveland, OH - January 27, 2022) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter ended December 31, 2021.
“Our first quarter loan growth has set the pace for this year,” said Chairman and CEO Marc A. Stefanski. “We expect to continue to aggressively pursue purchase volume in 2022 with new programs to attract homebuyers, while maintaining our dividend to enhance shareholder value.”
Highlights - First Quarter Fiscal Year 2022
•Reported net income of $16.1 million
•Continued improvement of net interest margin to 1.69%
•Generated $165 million of loan growth during the first fiscal quarter of 2022
•Maintained strong asset quality and recorded a $2 million negative provision for credit losses
•Paid a $0.2825 dividend
The Company reported net income of $16.1 million for the quarter ended December 31, 2021, compared to net income of $17.0 for the quarter ended September 30, 2021. The change included an increase to net interest income, a decrease in non-interest income and an increase in non-interest expense.
Net interest income increased $0.4 million, or 1%, to $57.8 million for the quarter ended December 31, 2021 from $57.4 for the quarter ended September 30, 2021. The increase was primarily due to a seven basis point improvement in the average cost of interest-bearing liabilities. The interest rate spread for the quarter ended December 31, 2021 was 1.57% compared to 1.55% for the quarter ended September 30, 2021. The net interest margin was 1.69% compared to 1.68% for the quarters ended December 31, 2021 and September 30, 2021, respectively.
The provision for loan losses was a credit of $2.0 million for each of the quarters ended December 31, 2021 and September 30, 2021. The Company recorded $2.0 million of net loan recoveries for the quarter ended December 31, 2021 compared to $1.5 million of net loan recoveries for the quarter ended September 30, 2021. Gross loan charge-offs were $0.2 million for the quarter ended December 31, 2021 and $1.4 million for the quarter ended September 30, 2021, while loan recoveries were $2.2 million for the current quarter and $2.9 million in the prior quarter. The allowance for credit losses was $89.2 million, or 0.70% of total loans receivable, at December 31, 2021, including a $25.6 million liability for unfunded commitments. The allowance for credit losses was $89.3 million, or 0.71% of total loans receivable, including a $25.0 million liability for unfunded commitments, at September 30, 2021.
Total loan delinquencies were $25.0 million, representing 0.20% of total loans receivable, at December 31, 2021 and $24.7 million, or 0.20% of total loans receivable, at September 30, 2021. Non-accrual loans decreased $0.6 million to $43.4 million, or 0.34% of total loans receivable, at December 31, 2021 compared with $44.0 million, or 0.35% of total loans receivable, at September 30, 2021.
At December 31, 2021, there were $12.0 million of loans, or 0.09% of total loans receivable, in COVID-19 forbearance plans compared to $21.8 million of loans, or 0.17% of total loans receivable, in COVID-19 forbearance plans at September 30, 2021. There were $121.1 million and $127.1 million of loans in troubled debt restructurings at December 31, 2021 and September 30, 2021, respectively.
Total non-interest income decreased by $0.5 million, to $8.2 million for the quarter ended December 31, 2021, from $8.7 million for the quarter ended September 30, 2021. The decrease included a $2.1 million decrease in net gain on the sale of loans, due to decreases in secondary market pricing and a lower volume of loans sold. Offsetting increases included a $0.8 million increase in returns and death benefits from bank owned life insurance policies and a $0.8 million combined increase in loan fees and service charges, the fair value of interest rate lock commitments and other miscellaneous operating income. During the quarter ended December 31, 2021, $102.0 million of loans were sold or committed for sale at a $2.2 million net gain compared to $128.3 million of loans sold at a $4.3 million net gain during the quarter ended September 30, 2021.

Total non-interest expense increased $0.3 million, to $47.7 million for the quarter ended December 31, 2021, from $47.4 million for the quarter ended September 30, 2021. The increase was mainly the result of a $1.6 million increase in marketing costs, offset by a $0.7 million decrease in the provision for repurchase reserves on sold loans and a $0.6 million decrease in third party appraisal and other loan-related expenses. Marketing costs are recognized as incurred.
Total assets increased by $75.1 million, or 1%, to $14.13 billion at December 31, 2021 from $14.06 billion at September 30, 2021. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, partially offset by a decrease in cash and cash equivalents.
Cash and cash equivalents decreased by $80.3 million, or 16% to $408.0 million at December 31, 2021 from $488.3 million at September 30, 2021.
The combination of loans held for investment, net of deferred loan fees and allowance for credit losses, and mortgage loans held for sale increased $165.2 million, or 1%, to $12.68 billion at December 31, 2021 from $12.52 billion at September 30, 2021. Residential core mortgage loans, including those held for sale, increased $101.4 million and the home equity loans and lines of credit portfolio increased $63.5 million during the quarter. Total first mortgage loan originations were $877.1 million for the quarter ended December 31, 2021 compared to $719.6 million for the quarter ended September 30, 2021. The current period mortgage loan originations included 60% refinance transactions, 24% adjustable rate mortgages and 14% fixed-rate mortgages with terms of 10 years or less. Commitments originated for home equity loans and lines of credit were $499.7 million for the quarter ended December 31, 2021 compared to $511.3 million for the quarter ended September 30, 2021.
Deposits decreased by $60.3 million, or 1%, to $8.93 billion at December 31, 2021 from $8.99 billion at September 30, 2021. The decrease in deposits was the result of a $137.9 million decrease in certificates of deposit ("CDs"), offset by a $48.8 million increase in checking accounts, a $3.4 million decrease in money market accounts and a $32.5 million increase in savings accounts during the quarter ended December 31, 2021. Total deposits include $496.9 million and $492.0 million of brokered CDs at December 31, 2021 and September 30, 2021, respectively.
Borrowed funds, all from the FHLB, increased $88.8 million, or 3%, to $3.18 billion at December 31, 2021 from $3.09 billion at September 30, 2021. The increase was primarily used to fund loan growth. During the quarter ended December 31, 2021, additions included $40.0 million of overnight advances and $150.0 million of long term advances, with terms from 21 to 48 months, partially offset by other principal repayments. Also, during the quarter, $100.0 million of 90 day advances and their related swap contracts matured and were paid off. The total balance of borrowed funds at December 31, 2021 consisted of $40.0 million of overnight advances, $790.6 million of term advances with a weighted average maturity of approximately 2.7 years and term advances of $2.4 billion, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.4 years.
Borrowers' advances for insurance and taxes increased by $33.7 million, or 31%, to $143.3 million at December 31, 2021 from $109.6 million at September 30, 2021. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and are in the process of being remitted to various taxing agencies.
Total shareholders' equity increased $21.1 million, or 1%, to $1.75 billion at December 31, 2021 from $1.73 billion at September 30, 2021. Activity reflects $16.1 million of net income in the current quarter reduced by a quarterly dividend of $14.5 million and $0.3 million of repurchases of outstanding common stock. Other changes include $17.7 million of unrealized net gain recognized in accumulated other comprehensive income, primarily related to changes in market values and maturities of swap contracts, and a $2.1 million net positive impact related to activity in the Company's stock compensation and employee stock ownership plans. During the quarter ended December 31, 2021, 16,000 shares of the Company's outstanding stock were repurchased at an average cost of $17.80 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,875,079 shares remaining to be repurchased at December 31, 2021.
The Company declared and paid a quarterly dividend of $0.2825 per share during the quarter ended December 31, 2021. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 13, 2021 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $1.13 per share of possible dividends to be declared on the Company's common stock, including up to $0.565 in dividends during the six months ending June 30, 2022. The MHC has conducted the member vote to approve the dividend waiver each of the past eight years under Federal Reserve regulations and for each of those eight years, approximately 97% of the votes cast were in favor of the waiver.

The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At December 31, 2021 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.93%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.73% and its total capital ratio was 20.29%. Additionally, the Company's Tier 1 leverage ratio was 12.72%, its Common Equity Tier 1 and Tier 1 ratios were each 22.97% and its total capital ratio was 23.53%. The Association's current capital ratios reflect the dilutive impact of $56 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2021. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Ben S. Stefanski III, a director of the Company, has announced his resignation from the Board of Directors effective January 27, 2022. The organization is grateful to Mr. Stefanski for his years of service and contributions to the Company as both a board member and as an executive officer. His position on the Board is not expected to be filled.
Presentation slides as of December 31, 2021 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning January 28, 2022. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of December 31, 2021, the Company’s assets totaled $14.13 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	civic unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2021	September 30, 2021
ASSETS
Cash and due from banks	$23,885	$27,346
Other interest-earning cash equivalents	384,124	460,980
Cash and cash equivalents	408,009	488,326
Investment securities available for sale (amortized cost $426,577 and $420,542, respectively)	423,842	421,783
Mortgage loans held for sale ($32,968 and $0 measured at fair value, respectively)	38,064	8,848
Loans held for investment, net:
Mortgage loans	12,659,957	12,525,687
Other loans	2,705	2,778
Deferred loan expenses, net	45,954	44,859
Allowance for credit losses on loans	(63,576)	(64,289)
Loans, net	12,645,040	12,509,035
Mortgage loan servicing rights, net	8,761	8,941
Federal Home Loan Bank stock, at cost	162,783	162,783
Real estate owned, net	131	289
Premises, equipment, and software, net	36,364	37,420
Accrued interest receivable	30,320	31,107
Bank owned life insurance contracts	298,398	297,332
Other assets	80,799	91,586
TOTAL ASSETS	$14,132,511	$14,057,450
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,933,279	$8,993,605
Borrowed funds	3,180,614	3,091,815
Borrowers’ advances for insurance and taxes	143,338	109,633
Principal, interest, and related escrow owed on loans serviced	35,655	41,476
Accrued expenses and other liabilities	86,255	88,641
Total liabilities	12,379,141	12,325,170
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,861,384 and 280,761,299 outstanding at December 31, 2021 and September 30, 2021, respectively	3,323	3,323
Paid-in capital	1,746,992	1,746,887
Treasury stock, at cost; 51,457,366 and 51,557,451 shares at December 31, 2021 and September 30, 2021, respectively	(767,457)	(768,035)
Unallocated ESOP shares	(34,667)	(35,751)
Retained earnings—substantially restricted	855,318	853,657
Accumulated other comprehensive loss	(50,139)	(67,801)
Total shareholders’ equity	1,753,370	1,732,280
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,132,511	$14,057,450

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$90,119	$92,002	$93,584	$96,175	$100,126
Investment securities available for sale	960	1,041	828	966	987
Other interest and dividend earning assets	1,011	1,033	979	814	816
Total interest and dividend income	92,090	94,076	95,391	97,955	101,929
INTEREST EXPENSE:
Deposits	19,251	21,617	23,461	24,545	27,696
Borrowed funds	14,995	15,061	14,852	14,999	15,490
Total interest expense	34,246	36,678	38,313	39,544	43,186
NET INTEREST INCOME	57,844	57,398	57,078	58,411	58,743
PROVISION (RELEASE) FOR CREDIT LOSSES	(2,000)	(2,000)	(1,000)	(4,000)	(2,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	59,844	59,398	58,078	62,411	60,743
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,404	2,156	2,491	2,460	2,495
Net gain on the sale of loans	2,187	4,305	3,423	8,911	16,443
Increase in and death benefits from bank owned life insurance contracts	2,911	2,146	2,361	3,807	1,647
Other	652	74	1,174	530	876
Total non-interest income	8,154	8,681	9,449	15,708	21,461
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,515	26,912	26,945	26,672	28,338
Marketing services	5,626	4,043	4,073	5,325	5,733
Office property, equipment and software	6,639	6,453	6,427	6,395	6,435
Federal insurance premium and assessments	2,012	2,233	2,139	2,323	2,390
State franchise tax	1,224	1,202	1,151	1,159	1,151
Other expenses	5,657	6,603	7,115	6,936	7,682
Total non-interest expense	47,673	47,446	47,850	48,810	51,729
INCOME BEFORE INCOME TAXES	20,325	20,633	19,677	29,309	30,475
INCOME TAX EXPENSE	4,185	3,618	3,696	6,300	5,473
NET INCOME	$16,140	$17,015	$15,981	$23,009	$25,002
Earnings per share
Basic	$0.06	$0.06	$0.06	$0.08	$0.09
Diluted	$0.06	$0.06	$0.06	$0.08	$0.09
Weighted average shares outstanding
Basic	277,225,121	276,982,904	276,864,229	276,716,978	276,216,596
Diluted	278,903,373	278,880,379	278,931,432	278,593,303	278,028,072

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$494,186	$190	0.15%	$570,903	$221	0.15%	$476,589	$128	0.11%
Mortgage-backed securities	421,358	951	0.90%	417,320	1,041	1.00%	447,544	987	0.88%
Loans (2)	12,582,758	90,119	2.86%	12,544,760	92,002	2.93%	13,090,927	100,126	3.06%
Federal Home Loan Bank stock	162,783	821	2.02%	162,783	812	2.00%	136,793	688	2.01%
Total interest-earning assets	13,664,017	92,090	2.70%	13,695,766	94,076	2.75%	14,151,853	101,929	2.88%
Noninterest-earning assets	512,102			533,988			525,312
Total assets	$14,176,119			$14,229,754			$14,677,165
Interest-bearing liabilities:
Checking accounts	$1,151,600	265	0.09%	$1,117,897	263	0.09%	$1,017,811	320	0.13%
Savings accounts	1,835,361	557	0.12%	1,805,394	645	0.14%	1,662,095	913	0.22%
Certificates of deposit	5,944,470	18,429	1.24%	6,144,461	20,709	1.35%	6,493,523	26,463	1.63%
Borrowed funds	3,175,158	14,995	1.89%	3,146,515	15,061	1.91%	3,471,593	15,490	1.78%
Total interest-bearing liabilities	12,106,589	34,246	1.13%	12,214,267	36,678	1.20%	12,645,022	43,186	1.37%
Noninterest-bearing liabilities	312,104			289,573			376,897
Total liabilities	12,418,693			12,503,840			13,021,919
Shareholders’ equity	1,757,426			1,725,914			1,655,246
Total liabilities and shareholders’ equity	$14,176,119			$14,229,754			$14,677,165
Net interest income		$57,844			$57,398			$58,743
Interest rate spread (1)(3)			1.57%			1.55%			1.51%
Net interest-earning assets (4)	$1,557,428			$1,481,499			$1,506,831
Net interest margin (1)(5)		1.69%			1.68%			1.66%
Average interest-earning assets to average interest-bearing liabilities	112.86%			112.13%			111.92%
Selected performance ratios:
Return on average assets (1)		0.46%			0.48%			0.68%
Return on average equity (1)		3.67%			3.94%			6.04%
Average equity to average assets		12.40%			12.13%			11.28%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.